As filed with the Securities and Exchange Commission on February 4, 2015.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iCAD, INC.

(Exact name of registrant as specified in its charter)

Delaware	02-0377419
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

98 Spit Brook Road, Suite 100, Nashua, New Hampshire	03062
(Address of principal executive offices)	(Zip Code)

2012 Stock Incentive Plan, as amended by Amendment No. 1

(Full title of the plan)

Kenneth M. Ferry, Chief Executive Officer

iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, NH 03062

(Name and address of agent for service)

(603) 882-5200

(Telephone number, including area code, of agent for service)

Copy to:

Robert J. Mittman, Esq.

Kathleen A. Cunningham, Esq.

Blank Rome LLP

405 Lexington Avenue

New York, New York 10174

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, $0.01 par value per share	1,245,000 shares(1)	$7.98	$9,935,100	$1,154.46

(1)	Represents shares of Common Stock of iCAD, Inc. (the “Company”) that may be offered or issued pursuant to the Company’s 2012 Stock Incentive Plan, (as amended, referred to as the “2012 Plan”), as a result of an amendment approved by the Company’s stockholders on May 15, 2014 (the “Amendment”). As aggregate of 1,600,000 shares of Common Stock may be offered or issued under the 2012 Plan, of which 600,000 shares were previously registered on the Company’s registration statement on Form S-8 (File No. 333-1876600) filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2013 (the “Prior Registration Statement”) and 1,000,000 of which are being registered on this registration statement on Form S-8 (this “Registration Statement”). Of the 1,245,000 shares of Common Stock registered on this Registration Statement, 245,000 of such shares are being registered for resale by the Selling Stockholders named herein. Additionally, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement also registers such additional shares of Common Stock as may be offered or issued under the 2012 Plan to prevent dilution from stock splits, stock dividends, or similar transactions which result in an increase in the number of the outstanding shares of Common Stock or shares issuable pursuant to awards granted under the 2012 Plan.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act based upon the average of the high and low sales prices of the Company’s Common Stock as reported on NASDAQ on January 29, 2015. The registration fee has been calculated in accordance with Rule 457 (i) and General Instruction E of Form S-8 with respect to the 1,000,000 additional shares of Common Stock being registered herein, which are issuable upon the exercise of options and the grant of restricted stock and other stock based awards available for grant under the 2012 Plan and (ii) with respect to the 245,000 shares being registered for resale by the Selling Stockholders named herein. A registration fee of $427.21 relating to the 600,000 shares initially available for grants under the 2012 Plan was previously paid in connection with the filing of the Prior Registration Statement. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement are hereby incorporated by reference.

EXPLANATORY NOTE

This Registration Statement is filed by the Company to register an additional 1,000,000 shares of Common Stock that may be offered or issued under the 2012 Plan. On May 15, 2014, the Company’s stockholders approved the amendment to the 2012 Plan. Pursuant to the Prior Registration Statement filed by the Company on April 1, 2013, the Company previously registered a total of 600,000 shares of Common Stock available for issuance under the 2012 Plan. A registration fee of $427.21 relating to such shares was previously paid in connection with the filing of the Prior Registration Statement.

The 1,000,000 additional shares of Common Stock being registered by this Registration Statement are of the same class as those securities registered on the Prior Registration Statement and represent an increase in the total shares registered under the 2012 Plan from 600,000 to 1,600,000. The contents of the Prior Registration Statement together with all exhibits filed therewith or incorporated therein by reference to the extent not otherwise amended or superseded by the contents hereof or otherwise, are incorporated herein by reference in accordance with General Instruction E to Form S-8.

This Registration Statement also includes a reoffer prospectus prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. The reoffer prospectus may be utilized for reofferings and resales on a continuous or a delayed basis in the future of up to 245,000 shares of common stock that constitute “restricted securities” which have been issued prior to the filing of this registration statement.

The reoffer prospectus does not contain all of the information included in the registration statement, certain items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements contained in this reoffer prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

Information Required in the Section 10(a) Prospectus

The documents containing the information required in Part I of this Registration Statement will be sent or given to employees as specified in Rule 428(b)(1) of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (“SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are available without charge, upon oral or written request to: iCAD, Inc. 98 Spit Brook Road, Suite 100, Nashua, New Hampshire 03062, telephone number (603) 882-5200, Attention: Chief Financial Officer and are not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8. Those documents and the documents incorporated by reference into this Registration Statement, taken together, constitute prospectuses that meet the requirements of Section 10(a) of the Securities Act.

245,000 Shares of Common Stock

iCAD, Inc.

Our officers named in this reoffer prospectus, which we refer to as the Selling Stockholders, may offer and sell from time to time, for their own accounts up to 245,000 shares of our common stock, par value $0.01 per share, or the Shares, they have previously acquired pursuant to the 2012 Stock Incentive Plan, as amended, referred to as the 2012 Plan, of iCAD, Inc., referred to as the Company. The 2012 Plan provides for awards of stock options, restricted stock, deferred stock and other stock-based awards. We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

The Selling Stockholders may offer for sale or sell the Shares in varying amounts through public or private transactions at prevailing market prices or at privately negotiated prices. Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts.

The Selling Stockholders and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, in which event any profit on the sale of Shares by those Selling Stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act. We will bear all expenses incurred in connection with this offering, other than discounts, concessions and commissions which are to be borne by the Selling Stockholders.

Our common stock is quoted on The NASDAQ Capital Market under the symbol “ICAD.” On January 29, 2015 the last reported sale price of our common stock was $7.87 per share.

Our business and an investment in our common shares involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is February 4, 2015.

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information. Our Common Stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Except where the context requires otherwise, in this reoffer prospectus “company,” “iCAD,” “Registrant,” “we,” “us” and “our” refer to iCAD, Inc., a Delaware corporation, and where appropriate, its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference in this reoffer prospectus that are not historical facts contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “believe,” “demonstrate,” “intend,” “expect,” “estimate,” “anticipate,” “likely,” “seek” and similar expressions identify forward-looking statements. These statements are based on assumptions and assessments made by our management in light of their experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the following:

•	our significant losses and uncertainty of our ability to achieve and sustain profitability;

•	our ability to protect our intellectual property and other proprietary rights;

•	our ability to defend ourselves in litigation matters;

•	our customers’ ability to obtain appropriate coverage, and reimbursement from third-party payors, for our products and treatments;

•	our ability to create significant markets for our newly developed products and treatments;

•	our dependence on a limited number of customers;

•	uncertainty of the growth of our product and treatment markets;

•	risks related to regulatory and other legal requirements;

•	risks related to federal and state government regulations and possible loss of participating in government-sponsored health care programs;

•	risks related to regulations that could restrict sales or marketing practices, exclude us from certain programs, result in losses in revenue, or monetary penalties;

•	risks related to obtaining regulatory approval for our current or future products;

•	risks related to criminal or civil sanctions for failure to comply with some regulations related to privacy;

•	risk of impairment of our goodwill or other intangible assets;

•	our significant costs of extensive regulatory compliance;

•	risks related to our recent acquisitions, including failure for us to realize expected benefits and revenue growth;

•	volatility of our operating and financial results;

•	risks relating to our existing and future debt obligations;

•	possible technological obsolescence of our products;

•	the impact of supply and manufacturing constraints or difficulties;

•	competitive pressures; and

•	other risks listed in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013, or Form 10-K, and our Form 10-Q for the period ended September 30, 2014, both of which are incorporated by reference in this reoffer prospectus.

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Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Forward-looking statements contained in or incorporated by reference in this reoffer prospectus present our views only as of the date of the applicable document containing such forward-looking statements. We do not assume any obligation, and do not intend to, update any forward-looking statement except as required by law. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

THE COMPANY

iCAD is an industry-leading provider of advanced image analysis, workflow solutions and radiation therapy solutions for the early identification and treatment of cancer. The Company reports in two segments –Detection and Therapy.

The Company has grown primarily through acquisitions including CADx, Qualia Computing, CAD Sciences, Xoft, DermEbx and Radion to become a broad player in the oncology market.

In the Detection segment, our industry-leading solutions include advanced image analysis and workflow solutions that enable healthcare professionals to better serve patients by identifying pathologies and pinpointing the most prevalent cancers earlier, a comprehensive range of high-performance, upgradeable Computer-Aided Detection (“CAD”) systems and workflow solutions for mammography, Magnetic Resonance Imaging (“MRI”) and Computed Tomography CT.

The Company intends to continue the extension of its superior image analysis and clinical decision support solutions for mammography, MRI and CT imaging. iCAD believes that advances in digital imaging techniques should bolster its efforts to develop additional commercially viable CAD/advanced image analysis and workflow products.

In the Therapy segment the Company offers an isotope-free cancer treatment platform technology. The Xoft Electronic Brachytherapy System (“Xoft eBx”) can be used for the treatment of early- stage breast cancer, endometrial cancer, cervical cancer and skin cancer. We believe the Xoft eBx system platform indications represent strategic opportunities in the United States and International markets to offer differentiated treatment alternatives. In addition, the Xoft eBx system generates additional recurring revenue for the sale of consumables and related accessories which will continue to drive growth in this segment. With the acquisition of DermEbx and Radion the Company now offers solutions that enable dermatologists and radiation oncologists to develop, launch and manage their eBx programs for the treatment of non-melanoma skin cancer.

The Company’s headquarters are located in Nashua, New Hampshire, with manufacturing facilities in New Hampshire and an operations, research, development, manufacturing and warehousing facility in San Jose, California.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms located at 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for information on the operation of the public reference room. Our SEC filings are also available to the public from the SEC’s web site at: http://www.sec.gov, and through a link to the SEC’s website located on our website at http://icadmed.com. We have included our web site address in this document as an inactive textual reference only, and the information contained in, or that can be accessed through, our web site does not constitute part of this reoffer prospectus.

We have filed with the SEC a registration statement on Form S-8 under the Securities Act. This prospectus, which is a part of the registration statement, does not include all the information contained in the registration statement and its exhibits. For further information with respect to the Company and its common stock, you should consult the registration statement and its exhibits. Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents, and we refer you to the document filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described above.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to the other information we have filed with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below as well as any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information deemed to have been furnished or not filed in accordance with the SEC rules) from the date of this reoffer prospectus and prior to the termination of this offering:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 3, 2014;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2014 filed with the SEC on May 14, 2014;

•	Our Quarterly Report on Form 10-Q for the period ended June 30, 2014 filed with the SEC on August 14, 2014;

•	Our Quarterly Report on Form 10-Q for the period ended September 30, 2014 filed with the SEC on November 14, 2014;

•	Our Current Report on Form 8-K filed with the SEC on December 24, 2014; and

•	The description of our common stock contained in our Registration Statements on Form 8-A filed with the SEC and any amendments thereto.

All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the registration statement of which this prospectus is a part indicating that the Registrant has sold all of the securities offered under the registration statement to which this prospectus is a part or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this prospectus from the date that the Registrant files such report or document. Any statement contained in this prospectus or any report or document incorporated into this prospectus by reference, however, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently dated report or document that also is considered part of this prospectus, or in any amendment to this prospectus, is inconsistent with such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Subject to the foregoing, all information appearing in this prospectus is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request. Such requests can be made by writing or telephoning us at 98 Spit Brook Road, Suite 100, Nashua, NH 03062; telephone number (603) 882-5200.

Unless expressly incorporated into this reoffer prospectus, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained in this reoffer prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this reoffer prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this reoffer prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this reoffer prospectus and the incorporated documents, including our consolidated financial statements and related notes, before investing in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. If any of the following risks occur, our business, operating results and prospects could be materially harmed. In that event, the price of our common stock could decline, and you could lose part or all of your investment.

We have incurred significant losses from inception through 2013 and there can be no assurance that we will be able to achieve and sustain future profitability.

We have incurred significant losses since our inception. We incurred a net loss of $7.6 million in fiscal 2013 and had an accumulated deficit of $144.1 million at December 31, 2013. We may not be able to achieve profitability.

We rely on intellectual property and proprietary rights to maintain our competitive position and may not be able to protect these rights.

We rely heavily on proprietary technology that we protect primarily through licensing arrangements, patents, trade secrets, proprietary know-how and non-disclosure agreements. There can be no assurance that any pending or future patent applications will be granted or that any current or future patents, regardless of whether we are an owner or a licensee of the patent, will not be challenged, rendered unenforceable, invalidated, or circumvented or that the rights will provide a competitive advantage to us. There can also be no assurance that our trade secrets or non-disclosure agreements will provide meaningful protection of our proprietary information. Further, we cannot assure you that others will not independently develop similar technologies or duplicate any technology developed by us or that our technology will not infringe upon patents or other rights owned by others. There is a risk that our patent applications will not result in granted patents or that granted patents will not provide significant protection for our products and technology. Unauthorized third parties may infringe our intellectual property rights, or copy or reverse engineer portions of our technology. Our competitors may independently develop similar technology that our patents do not cover. In addition, because patent applications in the U.S. are not generally publicly disclosed until eighteen months after the application is filed, applications may have been filed by third parties that relate to our technology. Moreover, there is a risk that foreign intellectual property laws will not protect our intellectual property rights to the same extent as intellectual property laws in the U.S. The rights provided by a patent are finite in time. Over the coming years, certain patents relating to current products will expire in the U.S. and abroad thus allowing third parties to utilize certain of our technologies. In the absence of significant patent protection, we may be vulnerable to competitors who attempt to copy our products, processes or technology

In addition, in the future, we may be required to assert infringement claims against third parties, and there can be no assurance that one or more parties will not assert infringement claims against us. Any resulting litigation or proceeding could result in significant expense to us and divert the efforts of our management personnel, whether or not such litigation or proceeding is determined in our favor. In addition, to the extent that any of our intellectual property and proprietary rights were ever deemed to violate the proprietary rights of others in any litigation or proceeding or as a result of any claim, we may be prevented from using them, which could cause a termination of our ability to sell our products. Litigation could also result in a judgment or monetary damages being levied against us.

We may be exposed to additional significant product liability for which we may not have sufficient insurance coverage or be able to procure sufficient insurance coverage.

The Company settled a lawsuit in which it was a defendant in multiple suits brought in Orange County Superior Court by plaintiffs who allege personal injury resulting from gross negligence and product liability relating to their treatment with the Axxent Electronic Brachytherapy System that incorporated the Axxent Flexishield Mini. These suits are discussed in more detail in Item 3 of our Form 10-K for the year ended December 31, 2013 and in Note 7 to the Consolidated Financial Statements filed with our Form 10-K for the year ended December 31, 2013. This suit was settled in December 2014 within policy limits; however settlement amounts paid with respect to this claim may reduce the amount of insurance coverage available for future claims.

Any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions and deductibles, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Our product and general liability insurance coverage may be inadequate with respect to future claims, and adequate insurance coverage may not be available in sufficient amounts or at a reasonable cost in the future. If available at all, product liability insurance for the medical device industry generally is expensive. The any future product liability claims could be costly to defend and/or costly to resolve and could harm our reputation and business.

Sales and market acceptance of our products is dependent upon the coverage and reimbursement decisions made by third-party payors. The failure of third-party payors to provide appropriate levels of coverage and reimbursement for the use of our products and treatments facilitated by our products could harm our business and prospects.

Sales and market acceptance of our medical products and the treatments facilitated by our products in the United States and other countries is dependent upon the coverage decisions and reimbursement policies established by government healthcare programs and private health insurers. Market acceptance of our products and treatments has and will continue to depend upon our customers’ ability to obtain an appropriate level of coverage for, and reimbursement from third-party payors for, these products and treatments. In the U.S., CMS establishes coverage and reimbursement policies for healthcare providers treating Medicare and Medicaid beneficiaries. Under current CMS policies, varying reimbursement levels have been established for our products and treatments. Coverage policies for Medicare patients may vary by regional Medicare carriers in the absence of a national coverage determination and reimbursement rates for treatments may vary based on the geographic price index. Coverage and reimbursement policies and rates applicable to patients with private insurance are dependent upon individual private payor decisions which may not follow the policies and rates established by

CMS. The use of our products and treatments outside the United States is similarly affected by coverage and reimbursement policies adopted by foreign governments and private insurance carriers. We cannot provide assurance that government or private third-party payors will continue to reimburse for our products or services using the existing codes, nor can we provide assurance that the payment rates will be adequate. If providers and physicians are unable to obtain reimbursement for our products or services at cost-effective levels, this could have a material adverse effect on our business and operations. In addition, in the event that the current coding and/or payment methodology for these products or services changes, this could have a material adverse effect on our business and business operations.

Our business is dependent upon future market growth of full field digital mammography systems, digital computer aided detection products, and tomosynthesis as well as advanced image analysis and workflow solutions for use with MRI and CT and to the market growth of electronic brachytherapy: this growth may not occur or may occur too slowly to benefit us.

Our future business is substantially dependent on the continued growth in the market for full field digital mammography systems, digital computer aided detection products and tomosynthesis as well as advanced image analysis and workflow solutions for use with MRI and CT and to the market growth of electronic brachytherapy The market for these products may not continue to develop or may develop at a slower rate than we anticipate due to a variety of factors, including, general economic conditions, delays in hospital spending for capital equipment, the significant cost associated with the procurement of full field digital mammography systems and CAD products and MRI and CT systems and the reliance on third party insurance reimbursement. In addition we may not be able to successfully develop or obtain FDA clearance for our proposed products.

A limited number of customers account for a significant portion of our total revenue. The loss of a principal customer could seriously hurt our business.

Our principal sales distribution channel for our digital products is through our OEM partners which accounted for 26% of our total revenue in 2013, with one major customer, GE Healthcare at 11% of our revenue. In addition, at December 31, 2013, six customers, including Radion/DermEbx, accounted for 43% of our total revenue, which includes both OEM partners and direct customers. A limited number of major customers have in the past and may continue in the future to account for a significant portion of our revenue. The loss of our relationships with principal customers or a decline in sales to principal customers could materially adversely affect our business and operating results. In July 2014 we acquired Radion and DermEbx, which represented one of our significant customers. There can be no assurance that our revenues will not be adversely impacted as a result of the Radion/DermEbx acquisition.

The markets for our newly developed products and treatments and newly introduced enhancements to our existing products and treatments may not develop as expected.

The successful commercialization of our newly developed products and treatments and newly introduced enhancements to our existing products and treatments are subject to numerous risks, both known and unknown, including:

•	uncertainty of the development of a market for such product or treatment;

•	trends relating to, or the introduction or existence of, competing products, technologies or alternative treatments or therapies that may be more effective, safer or easier to use than our products, technologies, treatments or therapies;

•	the perceptions of our products or treatments as compared to other products and treatments;

•	recommendation and support for the use of our products or treatments by influential customers, such as hospitals, radiological practices, breast surgeons and radiation oncologists and treatment centers;

•	the availability and extent of data demonstrating the clinical efficacy of our products or treatments;

•	competition, including the presence of competing products sold by companies with longer operating histories, more recognizable names and more established distribution networks; and

•	other technological developments.

Often, the development of a significant market for a product or treatment will depend upon the establishment of a reimbursement code or an advantageous reimbursement level for use of the product or treatment. Moreover, even if addressed, such reimbursement codes or levels frequently are not established until after a product or treatment is developed and commercially introduced, which can delay the successful commercialization of a product or treatment.

If we are unable to successfully commercialize and create a significant market for our newly developed products and treatments and newly introduced enhancements to our existing products and treatments our business and prospects could be harmed.

The healthcare industry is highly regulated, and government authorities may determine that we have failed to comply with applicable laws, rules or regulations.

The healthcare industry is subject to extensive and complex federal, state and local laws, rules and regulations, compliance with which imposes substantial costs on us. Such laws and regulations include those that are directed at payment for services and the conduct of operations, preventing fraud and abuse, and prohibiting general business corporations, such as ours, from engaging in practices that may influence professional decision-making, such as splitting fees with physicians. Many healthcare laws are complex, and their application to specific services and relationships may not be clear. Further, healthcare laws differ from state to state and it is difficult to ensure our business complies with evolving laws in all states. In addition, we believe that our business will continue to be subject to increasing regulation, the scope and effect of which we cannot predict. Federal and state legislatures and agencies periodically consider proposals to revise or create additional statutory and regulatory requirements. Such proposals, if implemented, could impact our operations, the use of our services, and our ability to market new services, or could create unexpected liabilities for us.

We may in the future become the subject of regulatory or other investigations or proceedings, and our interpretations of applicable laws, rules and regulations may be challenged. For example, regulatory authorities or other parties may assert that our arrangements with the physician practices to which we lease equipment and provide management services violate anti-kickback, fee splitting, or self-referral laws and regulations and could require us to restructure these arrangements, which could have a material adverse effect on our business, financial condition, results of operations, cash flows and the trading price of our common stock. Such investigations, proceedings and challenges could also result in substantial defense costs to us and a diversion of management’s time and attention. In addition, violations of these laws are punishable by monetary fines, civil and criminal penalties, exclusion from participation in government-sponsored healthcare programs, and forfeiture of amounts collected in violation of such laws and regulations, any of which could have a material adverse effect on our business, financial condition, results of operations, cash flows and the trading price of our common stock.

We may incur substantial costs defending our interpretations of federal and state government regulations and if we lose, the government could force us to restructure our operations and subject us to fines, monetary penalties and possibly exclude us from participation in government-sponsored health care programs such as Medicare and Medicaid.

Our operations, including our arrangements with healthcare providers, are subject to extensive federal and state government regulation and are subject to audits, inquiries and investigations from government agencies from time to time. Those laws may have related rules and regulations that are subject to interpretation and may not provide definitive guidance as to their application to our operations, including our arrangements with physicians and professional corporations.

We believe we are in substantial compliance with these laws, rules and regulations based upon what we believe are reasonable and defensible interpretations of these laws, rules and regulations. However, federal and state laws are broadly worded and may be interpreted or applied by prosecutorial, regulatory or judicial authorities in ways that we cannot predict. Accordingly, our arrangements and business practices may be the subject of government scrutiny or be found to violate applicable laws. If federal or state government officials challenge our operations or arrangements with third parties that we have structured based upon our interpretation of these laws, rules and regulations, the challenge could potentially disrupt our business operations and we may incur substantial defense costs, even if we successfully defend our interpretation of these laws, rules and regulations. In addition, if the government successfully challenges our interpretation as to the applicability of these laws, rules and regulations as they relate to our operations and arrangements with third parties, it may have a material adverse effect on our business, financial condition and results of operations.

In the event regulatory action were to limit or prohibit us from carrying on our business as we presently conduct it or from expanding our operations into certain jurisdictions, we may need to make structural, operational and organizational modifications to our company or our contractual arrangements with physicians and professional corporations. Our operating costs could increase significantly as a result. We could also lose contracts or our revenues could decrease under existing contracts. Any restructuring would also negatively impact our operations because our management’s time and attention would be diverted from running our business in the ordinary course.

Compliance with the many laws and regulations governing the healthcare industry could restrict our sales and marketing practices, and exclusion from such programs as a result of a violation of these laws could have a material adverse effect on our business.

Once our products are sold, we must comply with various U.S. federal and state laws, rules and regulations pertaining to healthcare fraud and abuse, including false claims laws, anti-kickback laws and physician self-referral laws, rules and regulations. Violations of the fraud and abuse laws are punishable by criminal and civil sanctions, including, in some instances, exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs, workers’ compensation programs and TRICARE. Compliance with these laws could restrict our sales and marketing practices, and exclusion from such programs as a result of a violation of these laws could have a material adverse effect on our business.

Anti-Kickback Statutes

The federal Anti-Kickback Statute prohibits persons from knowingly or willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce:

•	the referral of an individual for a service or product for which payment may be made by Medicare, Medicaid or other government-sponsored healthcare program; or

•	purchasing, ordering, arranging for, or recommending the ordering of, any service or product for which payment may be made by a government-sponsored healthcare program.

The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. The statutory penalties for violating the Anti-Kickback Statute include imprisonment for up to five years and criminal fines of up to $25,000 per violation. In addition, through application of other laws, conduct that violates the Anti-Kickback Statute can also give rise to False Claims Act lawsuits, civil monetary penalties and possible exclusion from Medicare and Medicaid and other federal healthcare programs. In addition to the Federal Anti-Kickback Statute, many states have their own anti-kickback laws. Often, these laws closely follow the language of the federal law, although they do not always have the same scope, exceptions, safe harbors or sanctions. In some states, these anti-kickback laws apply not only to payment made by a government health care program but also with respect to other payers, including commercial insurance companies.

Government officials have focused recent kickback enforcement efforts on, among other things, the sales and marketing activities of healthcare companies, including medical device manufacturers, and recently have brought cases against individuals or entities with personnel who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business. This trend is expected to continue. Settlements of these cases by healthcare companies have involved significant fines and/or penalties and in some instances criminal plea or deferred prosecution agreements.

Our relationships with healthcare providers and our marketing practices are subject to the federal Anti-Kickback Statute and similar state laws.

We are subject to the federal Anti-Kickback Statute, which prohibits the knowing and willful offer, payment, solicitation or receipt of any form of “remuneration” in return for, or to induce, the referral of business or ordering of services paid for by Medicare or other federal programs. “Remuneration” has been broadly interpreted to mean anything of value, including, for example, gifts, discounts, credit arrangements, and in-kind goods or services, as well as cash. Certain federal courts have held that the Anti-Kickback Statute can be violated if “one purpose” of a payment is to induce referrals. The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Violations of the Anti-Kickback Statute can result in imprisonment, civil or criminal fines or exclusion from Medicare and other governmental programs. Many states have adopted laws similar to the federal Anti-Kickback Statute. Some of these state prohibitions apply to referral of patients for healthcare items or services reimbursed by any payor, not only the Medicare and Medicaid programs. Additionally, we could be subject to private actions brought pursuant to the False Claims Act’s “whistleblower” or “qui tam” provisions which, among other things, allege that our practices or relationships violate the Anti-Kickback Statute. The False Claims Act imposes liability on any person or entity who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. The qui tam provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In recent years, the number of suits brought by private individuals has increased dramatically. In addition, various states have enacted false claim laws analogous to the False Claims Act. Many of these state laws apply where a claim is submitted to any third party payor and not merely a federal healthcare program.

Although we have attempted to structure our marketing initiatives and business relationships to comply with the Anti-Kickback Statute, we cannot assure you that we will not have to defend against alleged violations from private or public entities or that the Office of Inspector General or other authorities will not find that our marketing practices and relationships violate the statute. If we are found to have violated the Anti-Kickback Statute or a similar state statute, we may be subject to civil and criminal penalties, including exclusion from the Medicare or Medicaid programs, or may be required to enter into settlement agreements with the government to avoid such sanctions. Typically, such settlement agreements require substantial payments to the government in exchange for the government to release its claims, and may also require us to enter into a Corporate Integrity Agreement.

Physician Self-Referral Laws

The federal ban on physician self-referrals, commonly known as the “Stark Law,” prohibits, subject to certain exceptions, physician referrals of Medicare and Medicaid patients to an entity providing certain “designated health services” if the physician or an immediate family member of the physician has any financial relationship with the entity. The Stark Law also prohibits the entity receiving the referral from billing for any good or service furnished pursuant to an unlawful referral, and any person collecting any amounts in connection with an unlawful referral is obligated to refund these amounts. A person who engages in a scheme to circumvent the Stark Law’s referral prohibition may be fined up to $100,000 for each such arrangement or scheme. The penalties for violating the Stark Law also include civil monetary penalties of up to $15,000 per service and could result in denial of payment, disgorgement of reimbursements received under a noncompliant arrangement and possible exclusion from Medicare, Medicaid or other federal healthcare programs. In addition to the Stark Law, many states have their own self-referral laws. Often, these laws closely follow the language of the federal law, although they do not always have the same scope, exceptions, safe harbors or sanctions. In some states these self-referral laws apply not only to payment made by a federal health care program but also with respect to other payers, including commercial insurance companies. In addition, some state laws require physicians to disclose any financial interest they may have with a healthcare provider to their patients when referring patients to that provider even if the referral itself is not prohibited.

If passed, the Promoting Integrity in Medicare Act of 2013, introduced in Congress in August of 2013, would eliminate advanced diagnostic imaging, anatomic pathology, radiation therapy, and physical therapy services from the Stark Law’s in-office ancillary services exception. The in-office ancillary services exception currently allows physicians to provide certain designated health services within the confines of their office without violating the Stark prohibition of self-referrals if certain conditions are met. The proposed bill would eliminate this exception, which could result in a reduction in the provision of certain radiation therapy services by physicians, and could impact our business.

If we fail to comply with federal and state physician self-referral laws and regulations as they are currently interpreted or may be interpreted in the future, or if other legislative restrictions are issued, we could incur a significant loss of revenue and be subject to significant monetary penalties, which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to federal and state laws and regulations that limit the circumstances under which physicians who have a financial relationship with entities that furnish certain specified healthcare services may refer to such entities for the provision of such services, including clinical laboratory services, radiology and other imaging services and certain other diagnostic services. These laws and regulations also prohibit such entities from billing for services provided in violation of the laws and regulations.

We have financial relationships with physicians in the form of equipment leases and services arrangements. While we believe our arrangements with physicians are in material compliance with applicable laws and regulations, government authorities might take a contrary position or prohibited referrals may occur. Further, because we cannot be certain that we will have knowledge of all physicians who may hold an indirect ownership interest, referrals from any such physicians may cause us to violate these laws and regulations.

Violation of these laws and regulations may result in the prohibition of payment for services rendered, significant fines and penalties, and exclusion from Medicare, Medicaid and other federal and state healthcare programs, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition, expansion of our operations to new jurisdictions, new interpretations of laws in our existing jurisdictions, or new physician self-referral laws could require structural and organizational modifications of our relationships with physicians to comply with those jurisdictions’ laws. Such structural and organizational modifications could result in lower profitability and failure to achieve our growth objectives.

False Claims Laws

The federal False Claims Act, or FCA, prohibits any person from knowingly presenting, or causing to be presented, a false claim or knowingly making, or causing to made, a false statement to obtain payment from the federal government. Those found in violation of the FCA can be subject to fines and penalties of three times the damages sustained by the government, plus mandatory civil penalties of between $5,000 and $10,000 (adjusted for inflation) for each separate false claim. Actions filed under the FCA can be brought by any individual on behalf of the government, a “qui tam” action, and this individual, known as a “relator” or, more commonly, as a “whistleblower,” may share in any amounts paid by the entity to the government in damages and penalties or by way of settlement. Congress strengthened the False Claims Act in amendments contained in the Fraud Enforcement and Recovery Act of 2009 (Pub.L. 111-21). In addition, certain states have enacted laws modeled after the FCA, and this legislative activity is expected to increase. Qui tam actions have increased significantly in recent years, causing greater numbers of healthcare companies, including medical device manufacturers, to defend false claim actions, pay damages and penalties or be excluded from Medicare, Medicaid or other federal or state healthcare programs as a result of investigations arising out of such actions.

Increased Regulatory Scrutiny of Relationships with Healthcare Providers

Certain state governments and the federal government have enacted legislation, including the Physician Payments Sunshine Act provisions under the Federal Patient Protection and Affordable Care Act (“PPACA”), aimed at increasing transparency of our interactions with healthcare providers. As a result, we are required by law to disclose payments, gifts, and other transfers of value to certain healthcare providers in certain states and to the federal government. Any failure to comply with these legal and regulatory requirements could result in a range of fines, penalties, and/or sanctions, and could affect our business. In addition, we may need to devote substantial time and financial resources to develop and implement enhanced structure, policies, systems and processes to comply with these enhanced legal and regulatory requirements, which may also impact our business.

Third-Party Reimbursement

Because we expect to receive payment for our products directly from our customers, we do not anticipate relying directly on payment for any of our products from third-party payers, such as Medicare, Medicaid, commercial health insurers and managed care companies. However, our business will be affected by coverage policies adopted by federal and state governmental authorities, such as Medicare and Medicaid, as well as private payers, which often follow the coverage policies of these public programs. Such policies may affect which products customers purchase and the prices they are willing to pay for those products in a particular jurisdiction. For example, our business will be indirectly impacted by the ability of a hospital or medical facility to obtain coverage and third-party reimbursement for procedures performed using our products. These third-party payers may deny coverage if they determine that a device used in a procedure was not medically necessary, was not used in accordance with cost-effective treatment methods, as determined by the third-party payer, or was used for an unapproved indication. They may also pay an inadequate amount for the procedure which could cause healthcare providers to use a lower cost competitor’s device or perform a medical procedure without our device.

Reimbursement decisions by particular third-party payers depend upon a number of factors, including each third-party payer’s determination that use of a product is:

•	a covered benefit under its health plan;

•	appropriate and medically necessary for the specific indication;

•	cost effective; and

•	neither experimental nor investigational.

Many third-party payers use coverage decisions and payment amounts determined by the Centers for Medicare and Medicaid Services, or CMS, which administers the U.S. Medicare program, as guidelines in setting their coverage and reimbursement policies. Medicare periodically reviews its reimbursement practices for various products. As a result, there is no certainty as to the future Medicare reimbursement rate for our products. In addition, those third-party payers that do not follow the CMS guidelines may adopt different coverage and reimbursement policies for our current and future products. It is possible that some third-party payers will not offer any coverage for our current or future products.

Furthermore, the healthcare industry in the United States is increasingly focused on cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with third-party payers. If third-party payers deny coverage or reduce their current levels of payment, or if our production costs increase faster than increases in reimbursement levels, we may be unable to sell our products on a profitable basis.

Our products and manufacturing facilities are subject to extensive regulation with potentially significant costs for compliance.

Our CAD systems for the computer aided detection of cancer and Axxent eBx systems are medical devices subject to extensive regulation by the FDA under the Federal Food, Drug, and Cosmetic Act. In addition, our manufacturing operations are subject to FDA regulation and we are also subject to FDA regulations covering labeling, adverse event reporting, and the FDA’s general prohibition against promoting products for unapproved or off-label uses.

Our failure to fully comply with applicable regulations could result in the issuance of warning letters, non-approvals, suspensions of existing approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution. Moreover, unanticipated changes in existing regulatory requirements or adoption of new requirements could increase our application, operating and compliance burdens and adversely affect our business, financial condition and results of operations.

Sales of our products in certain countries outside of the U.S. are also subject to extensive regulatory approvals. Obtaining and maintaining foreign regulatory approvals is an expensive and time consuming process. We cannot be certain that we will be able to obtain the necessary regulatory approvals timely or at all in any foreign country in which we plan to market our CAD products and Axxent eBx systems, and if we fail to receive such approvals, our ability to generate revenue may be significantly diminished.

We may not be able to obtain regulatory approval for any of the other products that we may consider developing.

We have received FDA approvals for our currently offered products. Before we are able to commercialize any new product, we must obtain regulatory approvals for each indicated use for that product. The process for satisfying these regulatory requirements is lengthy and costly and will require us to comply with complex standards for research and development, clinical trials, testing, manufacturing, quality control, labeling, and promotion of products.

Our products may be recalled even after we have received FDA or other governmental approval or clearance.

If the safety or efficacy of any of our products is called into question, the FDA and similar governmental authorities in other countries may require us to recall our products, even if our product received approval or clearance by the FDA or a similar governmental body. Such a recall would divert the focus of our management and our financial resources and could materially and adversely affect our reputation with customers and our financial condition and results of operations.

Our business is subject to The Health Insurance Portability and Accountability Act of 1996 as amended, and the regulations that have been issued thereunder, all of which are referred to as HIPAA, and changes to or violations of these regulations could negatively impact our revenue.

HIPAA mandates, among other things, the adoption of standards to enhance the efficiency and simplify the administration of the nation’s healthcare system. HIPAA requires the U.S. Department of Health and Human Services to adopt standards for electronic transactions and code sets for basic healthcare transactions such as payment, eligibility and remittance advices, or “transaction standards,” privacy of individually identifiable health information, or “privacy standards,” security of individually identifiable health information, or “security standards,” electronic signatures, as well as unique identifiers for providers, employers, health plans and individuals and enforcement. Final regulations have been issued by DHHS for the privacy standards, certain of the transaction standards and security standards.

As a covered entity, we are required to comply in our operations with these standards and are subject to significant civil and criminal penalties for failure to do so. In addition, in connection with providing services to customers that also are healthcare providers, we are required to provide satisfactory written assurances to those customers that we will provide those services in accordance with the privacy standards and security standards. HIPAA has and will require significant and costly changes for us and others in the healthcare industry. Compliance with the privacy standards became mandatory in April 2003 and compliance with the security standards became mandatory in April 2005.

Like other businesses subject to HIPAA regulations, we cannot fully predict the total financial or other impact of these regulations on us. The costs associated with our ongoing compliance could be substantial, which could negatively impact our profitability.

We may be subject to criminal or civil sanctions if we fail to comply with privacy regulations regarding the use and disclosure of patient information.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of patient health information, including HIPAA. In the provision of services to our customers, we and our third party vendors may collect, use, maintain and transmit patient health information in ways that are subject to many of these laws and regulations.

Our customers are covered entities, and we are a business associate of our customers under HIPAA as a result of our contractual obligations to perform certain functions on behalf of and provide certain services to those customers. If we or any of our subcontractors experience a breach of the privacy or security of patient information, the breach reporting requirements and the liability for business associates under HIPAA could result in substantial financial liability and reputational harm.

Federal and state consumer laws are being applied increasingly by the Federal Trade Commission (“FTC”) and state attorneys general to regulate the collection, use and disclosure of personal or patient health information, through web sites or otherwise, and to regulate the presentation of web site content. Numerous other federal and state laws protect the confidentiality, privacy, availability, integrity and security of patient information. These laws in many cases are more restrictive than, and not preempted by, HIPAA and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our customers and potentially exposing us to additional expense, adverse publicity and liability. We may not remain in compliance with the diverse privacy requirements in all of the jurisdictions in which we do business.

New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle healthcare related data, and the cost of complying with standards could be significant. If we do not properly comply with existing or new laws and regulations related to patient health information, we could be subject to criminal or civil sanctions.

If our security measures are breached or fail and unauthorized access is obtained to a customer’s data, our service may be perceived as insecure, the attractiveness of our services to current or potential customers may be reduced, and we may incur significant liabilities.

Our services involve the storage and transmission of customers’ proprietary information and patient information, including health, financial, payment and other personal or confidential information. We rely on proprietary and commercially available systems, software, tools and monitoring, as well as other processes, to provide security for processing, transmission and storage of such information. Because of the sensitivity of this information and due to requirements under applicable laws and regulations, including HIPAA, the effectiveness of such security efforts is very important. If our security measures are breached or fail as a result of third-party action, employee error, malfeasance or otherwise, someone may be able to obtain unauthorized access to customer or patient data. Improper activities by third-parties, advances in computer and software capabilities and encryption technology, new tools and discoveries and other events or developments may facilitate or result in a compromise or breach of our computer systems. Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, and we may be unable to anticipate these techniques or fail to implement adequate preventive measures. Our security measures may not be effective in preventing such unauthorized access. If a breach of our security occurs, we could face damages for contract breach, penalties for violation of applicable laws or regulations, possible lawsuits by individuals affected by the breach and significant remediation costs and efforts to prevent future occurrences. In addition, whether there is an actual or a perceived breach of our security, the market perception of the effectiveness of our security measures could be harmed and we could lose current or potential customers.

If goodwill and/or other intangible assets that we have recorded in connection with our acquisitions become impaired, we could have to take significant charges against earnings.

In connection with the accounting for our acquisitions, we have recorded a significant amount of goodwill and other intangible assets. In September 2011, we recorded an impairment of $26.8 million on our goodwill. Under current accounting guidelines, we must assess, at least annually and potentially more frequently, whether the value of our goodwill of $21.1 million and our other intangible assets has been impaired. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings which could materially adversely affect our reported results of operations in future periods.

Our recent acquisitions involve risks.

We have recently completed an acquisition of the assets of two companies and we may make acquisitions in the future. Such transactions involve numerous risks, including possible adverse effects on our operating results or the market price of our common stock. Some of the potential risks involved with acquisitions are the following:

•	difficulty in realizing anticipated financial or strategic benefits of such acquisition;

•	diversion of capital and potential dilution of stockholder ownership;

•	the risks related to increased indebtedness, as well as the risk such financing will not be available on satisfactory terms or at all;

•	diversion of management’s attention and other resources from current operations, including potential strain on financial and managerial controls and reporting systems and procedures;

•	management of employee relations across facilities;

•	difficulties in the assimilation of different corporate cultures and practices, as well as in the assimilation and retention of broad and geographically dispersed personnel and operations;

•	difficulties and unanticipated expenses related to the integration of departments, systems (including accounting systems), technologies, books and records, procedures and controls (including internal accounting controls, procedures and policies), as well as in maintaining uniform standards, including environmental management systems;

•	assumption of known and unknown liabilities, some of which may be difficult or impossible to quantify;

•	inability to realize cost savings, sales increases or other benefits that we anticipate from such acquisitions, either as to amount or in the expected time frame;

•	non-cash impairment charges or other accounting charges relating to the acquired assets; and

•	maintaining strong relationships with our and our acquired companies’ customers after the acquisitions.

If our integration efforts are not successful, we may not be able to maintain the levels of revenues, earnings or operating efficiency that we and the acquired companies achieved or might achieve separately

Our acquisitions may not result in the benefits and revenue growth we expect.

We are in the process of integrating companies that we acquired and including the operations, services, products and personnel of each company within our management policies, procedures and strategies. We cannot be sure that we will achieve the benefits of revenue growth that we expect from these acquisitions or that we will not incur unforeseen additional costs or expenses in connection with these acquisitions. To effectively manage our expected future growth, we must continue to successfully manage our integration of these companies and continue to improve our operational systems, internal procedures, working capital management, and financial and operational controls. If we fail in any of these areas, our business could be adversely affected.

Our quarterly and annual operating and financial results and our gross margins are likely to fluctuate significantly in future periods.

Our quarterly and annual operating and financial results are difficult to predict and may fluctuate significantly from period to period. Our revenue and results of operations may fluctuate as a result of a variety of factors that are outside of our control including, but not limited to, general economic conditions, the timing of orders from our OEM partners, our OEM partners ability to manufacture and ship their digital mammography systems, our timely receipt by the FDA for the clearance to market our products, our ability to timely engage other OEM partners for the sale of our products, the timing of product enhancements and new product introductions by us or our competitors, the pricing of our products, changes in customers’ budgets, competitive conditions and the possible deferral of revenue under our revenue recognition policies.

Our existing and future debt obligations could impair our liquidity and financial condition, and in the event we are unable to meet our debt obligations the lenders could foreclose on our assets.

In connection with a Facility Agreement entered into on December 29, 2011, we incurred $15,000,000 principal amount of long-term debt. Our debt obligations:

•	could impair our liquidity;

•	could make it more difficult for us to satisfy our other obligations;

•	require us to dedicate a substantial portion of our cash flow to payments on our debt obligations, which reduces the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;

•	impose restrictions on our ability to incur indebtedness, other than permitted indebtedness, and could impede us from obtaining additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes;

•	impose restrictions on us with respect to the use of our available cash, including in connection with future acquisitions;

•	require us to maintain at least $5,000,000 of cash and cash equivalents as of the last day of each calendar quarter;

•	make us more vulnerable in the event of a downturn in our business prospects and could limit our flexibility to plan for, or react to, changes in our licensing markets; and

•	could place us at a competitive disadvantage when compared to our competitors who have less debt.

We have pledged substantially all of our assets to secure our obligations under the Facility Agreement. In the event that we were to fail in the future to make any required payment under agreements governing our indebtedness or fail to comply with the financial and operating covenants contained in those agreements, we would be in default regarding that indebtedness. A debt default would enable the lenders to foreclose on the assets securing such debt and could significantly diminish the market value and marketability of our common stock and could result in the acceleration of the payment obligations under all or a portion of our consolidated indebtedness.

The markets for many of our products are subject to changing technology.

The markets for many products we sell are subject to changing technology, new product introductions and product enhancements, and evolving industry standards. The introduction or enhancement of products embodying new technology or the emergence of new industry standards could render our existing products obsolete or result in short product life cycles or our inability to sell our products without offering a significant discount. Accordingly, our ability to compete is in part dependent on our ability to continually offer enhanced and improved products.

If we are unable to successfully introduce new technology solutions or services or fail to keep pace with advances in technology, our business, financial condition and results of operations will be adversely affected.

Our business depends on our ability to adapt to evolving technologies and industry standards and introduce new technology solutions and services accordingly. If we cannot adapt to changing technologies, our technology solutions and services may become obsolete, and our business would suffer. Because the healthcare information technology market is constantly evolving, our existing Radion technology may become obsolete and fail to meet the requirements of current and potential customers. Our success will depend, in part, on our ability to continue to enhance our existing technology solutions and services, develop new technology that addresses the increasingly sophisticated and varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our proprietary technology entails significant technical and business risks. We may not be successful in developing, using, marketing, selling, or maintaining new technologies effectively or adapting our proprietary

Radion technology to evolving customer requirements or emerging industry standards, and, as a result, our business and reputation could suffer. We may not be able to introduce new technology solutions on schedule, or at all, or such solutions may not achieve market acceptance. Moreover, competitors may develop competitive products that could adversely affect our results of operations. A failure by us to introduce new products or to introduce these products on schedule could have an adverse effect on our business, financial condition and results of operations.

We depend upon a limited number of suppliers and manufacturers for our products, and certain components in our products may be available from a sole or limited number of suppliers.

Our products are generally either manufactured and assembled for us by a sole manufacturer, by a limited number of manufacturers or assembled by us from supplies we obtain from a limited number of suppliers. Critical components required to manufacture our products, whether by outside manufacturers or directly by us, may be available from a sole or limited number of component suppliers. We generally do not have long-term arrangements with any of our manufacturers or suppliers. The loss of a sole or key manufacturer or supplier could materially impair our ability to deliver products to our customers in a timely manner and would adversely affect our sales and operating results. Our business would be harmed if any of our manufacturers or suppliers could not meet our quality and performance specifications and quantity and delivery requirements.

We distribute our products in highly competitive markets and our sales may suffer as a result.

We operate in highly competitive and rapidly changing markets that contain competitive products available from nationally and internationally recognized companies. Many of these competitors have significantly greater financial, technical and human resources than us and are well established. In addition, some companies have developed or may develop technologies or products that could compete with the products we manufacture and distribute or that would render our products obsolete or noncompetitive. In addition, our competitors may achieve patent protection, regulatory approval, or product commercialization that would limit our ability to compete with them. These and other competitive pressures could have a material adverse effect on our business.

Disruptions in service or damage to our third-party providers’ data centers could adversely affect our business.

We rely on third-parties who provide access to data centers. Our information technologies and systems are vulnerable to damage or interruption from various causes, including (i) acts of God and other natural disasters, war and acts of terrorism and (ii) power losses, computer systems failures, internet and telecommunications or data network failures, operator error, losses of and corruption of data and similar events. We conduct business continuity planning according and work with our third-party providers to protect against fires, floods, other natural disasters and general business interruptions to mitigate the adverse effects of a disruption, relocation or change in operating environment at the data centers we utilize. In addition, the occurrence of any of these events could result in interruptions, delays or cessations in service to our customers. Any of these events could impair or prohibit our ability to provide our services, reduce the attractiveness of our services to current or potential customers and adversely impact our financial condition and results of operations.

In addition, despite the implementation of security measures, our infrastructure, data centers, or systems that we interface with, including the Internet and related systems, may be vulnerable to physical break-ins, hackers, improper employee or contractor access, computer viruses, programming errors, denial-of-service attacks or other attacks by third-parties seeking to disrupt operations or misappropriate information or similar physical or electronic breaches of security. Any of these can cause system failure, including network, software or hardware failure, which can result in service disruptions. As a result, we may be required to expend significant capital and other resources to protect against security breaches and hackers or to alleviate problems caused by such breaches.

If our products fail to perform properly due to errors or similar problems, our business could suffer.

Complex software, such as our Radion software, often contains defects or errors, some of which may remain undetected for a period of time. It is possible that such errors may be found after the introduction of new software or enhancements to existing software. We continually introduce new solutions and enhancements to our solutions, and, despite testing by us, it is possible that errors may occur in our software. If we detect any errors before we introduce a solution, we might have to delay deployment for an extended period of time while we address the problem. If we do not discover software errors that affect our new or current solutions or enhancements until after they are deployed, we would need to provide enhancements to correct such errors. Errors in our software could result in:

•	harm to our reputation;

•	lost sales;

•	delays in commercial releases;

•	product liability claims;

•	delays in or loss of market acceptance of our solutions;

•	license terminations or renegotiations;

•	unexpected expenses and diversion of resources to remedy errors; and

•	privacy and security vulnerabilities.

Furthermore, our customers might use our software together with products from other companies or those that they have developed internally. As a result, when problems occur, it might be difficult to identify the source of the problem. Even when our software does not cause these problems, the existence of these errors might cause us to incur significant costs, divert the attention of our technical personnel from our solution development efforts, impact our reputation and cause significant customer relations problems.

We cannot be certain of the future effectiveness of our internal controls over financial reporting or the impact of the same on our operations or the market price for our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to include in our Annual Report on Form 10-K our assessment of the effectiveness of our internal controls over financial reporting. We have dedicated a significant amount of time and resources to ensure compliance with this legislation for the year ended December 31, 2013 and will continue to do so for future fiscal periods. Accordingly, we expect to incur additional general and administrative expense as we implement Section 404 of the Sarbanes-Oxley Act, which requires management to report on, and our independent auditors to attest to, our internal controls. The compliance with these rules could also result in continued diversion of management’s time and attention and may place significant demands on our management, administrative, operational, internal audit and accounting resources, which could prove to be disruptive to normal business operations. Finally, failure to comply with any of the new laws and regulations, including the requirements of Rule 404, could adversely impact market perception of our company, which could make it difficult to access the capital markets or otherwise finance our operations in the future.

Although we believe that we currently have adequate internal control procedures in place, we cannot be certain that future material changes to our internal controls over financial reporting will be effective. If we cannot adequately maintain the effectiveness of our internal controls over financial reporting, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC. Any such action could adversely affect our financial results and the market price of our common stock.

An inability to meet the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 could adversely affect investor confidence and, as a result, our stock price.

We may be required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) as early as our next 10-K filing. Although we have begun to implement the procedures to comply with the requirements of Section 404, there is no assurance that we will have a successful initial implementation. Failure to meet the initial implementation requirements of Section 404, our inability to comply with Section 404’s requirements, and the costs of ongoing compliance could have a material adverse effect on investor confidence and our stock price.

Our future prospects depend on our ability to retain current key employees and attract additional qualified personnel.

Our success depends in large part on the continued service of our executive officers and other key employees. We may not be able to retain the services of our executive officers and other key employees. The loss of executive officers or other key personnel could have a material adverse effect on us.

In addition, in order to support our continued growth, we will be required to effectively recruit, develop and retain additional qualified personnel. If we are unable to attract and retain additional necessary personnel, it could delay or hinder our plans for growth. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to retain and attract necessary personnel could have a material adverse effect on our business, financial condition and results of operations.

Our international operations expose us to various risks, any number of which could harm our business.

Our revenue from sales outside of the United States represented approximately 6% of our revenue for 2013. We are subject to the risks inherent in conducting business across national boundaries, any one of which could adversely impact our business. In addition to currency fluctuations, these risks include, among other things: economic downturns; changes in or interpretations of local law, governmental policy or regulation; restrictions on the transfer of funds into or out of the country; varying tax systems; and government protectionism. One or more of the foregoing factors could impair our current or future operations and, as a result, harm our overall business.

The market price of our common stock has been, and may continue to be, volatile which could reduce the market price of our common stock.

The publicly traded shares of our common stock have experienced, and may experience in the future, significant price and volume fluctuations. This market volatility could reduce the market price of our common stock without regard to our operating performance. In addition, the trading price of our common stock could change significantly in response to actual or anticipated variations in our quarterly operating results, announcements by us or our competitors, factors affecting the medical imaging industry generally, changes in national or regional economic conditions, changes in securities analysts’ estimates for us or our competitors’ or industry’s future performance or general market conditions, making it more difficult for shares of our common stock to be sold at a favorable price or at all. The market price of our common stock could also be reduced by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in our industry.

A substantial number of shares of our common stock are eligible for future sale, and the sale of shares of common stock into the market, or the perception that such sales may occur, may depress our stock price.

Sales of substantial additional shares of our common stock in the public market, or the perception that these sales may occur, may significantly lower the market price of our common stock. We are unable to estimate the amount, timing or nature of future sales of shares of our common stock. We have previously issued a substantial number of shares of common stock, which are eligible for resale under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act, and may become freely tradable. We have also registered shares that are issuable upon the exercise of options and warrants. If holders of options or warrants choose to exercise their securities and sell shares of common stock issued upon the exercise in the public market, or if holders of currently restricted common stock choose to sell such shares of common stock in the public market under Rule 144 or otherwise, or attempt to publicly sell such shares all at once or in a short time period, the prevailing market price for our common stock may decline.

Future issuances of shares of our common stock may cause significant dilution of equity interests of existing holders of common stock and decrease the market price of shares of our common stock.

We have previously issued options and warrants that are exercisable into a significant number of shares of our common stock. Should existing holders of options or warrants exercise their securities into shares of our common stock, it may cause significant dilution of equity interests of existing holders of our common stock and reduce the market price of shares of our common stock.

Provisions in our corporate charter and in Delaware law could make it more difficult for a third party to acquire us, discourage a takeover and adversely affect existing stockholders.

Our certificate of incorporation authorizes the Board of Directors to issue up to 1,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors, without further action by stockholders, and may include, among other things, voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. Although there are currently no shares of preferred stock outstanding, future holders of preferred stock may have rights superior to our common stock and such rights could also be used to restrict our ability to merge with, or sell our assets to a third party.

We are also subject to the provisions of Section 203 of the Delaware General Corporation Law, which could prevent us from engaging in a “business combination” with a 15% or greater stockholder” for a period of three years from the date such person acquired that status unless appropriate board or stockholder approvals are obtained.

These provisions could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market price. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

USE OF PROCEEDS

We will not receive any of the proceeds from any sale of the shares of common stock offered pursuant to this reoffer prospectus. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by any Selling Stockholder will be borne by that stockholder.

SELLING STOCKHOLDERS

This reoffer prospectus relates to shares of common stock, including common stock underlying stock options and other stock-based awards, granted to the Selling Stockholders, pursuant to the 2012 Plan.

Each of the Selling Stockholders is an officer of our Company. The following table sets forth the following:

•	the name and principal position or positions of each Selling Stockholder over the past three years with our Company;

•	the number of shares of common stock each Selling Stockholder beneficially owned as of January 29, 2015;

•	the number of shares of common stock that have been or may be acquired by each Selling Stockholder in connection with grants of awards pursuant to the 2012 Plan, some or all of which shares may be sold pursuant to this reoffer prospectus; and

•	the number of shares of common stock and the percentage, if 1% or more, of the total class of common stock outstanding to be beneficially owned by each Selling Stockholder following this offering, assuming the sale of all of the shares of common stock that have been or may be acquired by such Selling Stockholder in connection with grants of awards pursuant to the 2012 Plan and which are covered by this reoffer prospectus.

Because the Selling Stockholders may from time to time offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus as of the date of this prospectus will be held by the Selling Stockholders.

As of January 29, 2015, there were 15,555,687 shares of our Common Stock outstanding.

Selling Stockholder	Position with Our Company	Shares Beneficially Owned Prior to this Offering (1)	Shares Covered by this Reoffer Prospectus (2)	Number of Shares to Be Owned Following this Offering (3)	Percentage of Shares to Be Owned Following this Offering (4)

Kenneth M. Ferry	President, Chief Executive Officer	479,373	120,000(5)	359,373	2.3%

Kevin C. Burns	Chief Operating Officer, Chief Financial Officer and Executive Vice President	188,734	70,000(6)	118,734	*

Stacey M. Stevens	Senior Vice President, Marketing and Strategy	95,030	45,000(7)	50,030	*

Jonathan Go	Senior Vice President of Research and Development	98,666	10,000(8)	88,666	*

*	Represents less than 1% of common stock outstanding.
(1)	Each person named in the table has sole voting and investment power with respect to all common stock listed as owned by that person or entity. Shares beneficially owned include shares of our common stock that may be acquired by each Selling Stockholder pursuant to stock options and other stock-based awards that vest or become exercisable (as applicable) within 60 days of the date of this reoffer prospectus.

(2)	Includes all shares of common stock that have been acquired by each Selling Stockholder pursuant to restricted stock awards granted pursuant to the 2012 Plan to date, whether or not such awards vest or become exercisable (as applicable) within 60 days of the date of this reoffer prospectus.
(3)	Assuming the sale of all shares of common stock for the account of the Selling Stockholders covered by this reoffer prospectus and set forth under the heading “Shares Covered by this Reoffer Prospectus”.
(4)	Ownership percentages are based on 15,555,687 shares of common stock outstanding as of January 29, 2015. With respect to each person, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of outstanding shares at such date and the number of shares such person has been issued or has the right to acquire upon exercise of stock options or settlement of stock appreciation rights that have vested or are currently exercisable (as applicable) and that will vest or become exercisable (as applicable) within 60 days from the date of this prospectus.
(5)	Represents 120,000 shares of restricted stock.
(6)	Represents 70,000 shares of restricted stock.
(7)	Represents 45,000 shares of restricted stock.
(8)	Represents 10,000 shares of restricted stock.

PLAN OF DISTRIBUTION

The Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, may sell shares pursuant to this reoffer prospectus from time to time:

•	in transactions on The NASDAQ Capital Market;

•	in the public market off The NASDAQ Capital Market;

•	in privately negotiated transactions;

•	through put or call options transactions relating to the shares; or

•	in a combination of all such transactions or any other available means allowable under applicable law.

Each sale may be made either at the market price prevailing at the time of sale or at a negotiated price. Sales may be made through brokers or to dealers, and such brokers or dealers may receive compensation in the form of commissions or discounts not exceeding those customary in similar transactions. Any shares covered by this reoffer prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this reoffer prospectus. There is no assurance that the selling stockholders will sell all or a portion of the common stock offered hereby. All expenses of registration incurred in connection with this offering are being borne by us, but all brokerage commissions and other expenses incurred by a Selling Stockholder will be borne by that Selling Stockholder. We will not receive any of the proceeds from the sale of the Shares.

The Selling Stockholders and any dealer acting in connection with the offering or any broker executing a sell order on behalf of a Selling Stockholder may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares by a Selling Stockholder and any commissions or discounts received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act. In addition, any such broker or dealer may be required to deliver a copy of this reoffer prospectus to any person who purchases any of the shares from or through such broker or dealer.

LEGAL MATTERS

The validity of the shares of common stock offered by this reoffer prospectus will be passed upon for us by Blank Rome LLP of New York, New York.

EXPERTS

The financial statements of iCAD, Inc. as of December 31, 2013 and 2012 and for each of the three years ended December 31, 2013 incorporated by reference in this reoffer prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other reports and information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any of the reports, statements, or other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. Our SEC File Number for documents we filed under the Exchange Act is 001-09341. Our web site address is www.icadmed.com. We have included our web site address in this document as an inactive textual reference only, and the information contained in, or that can be accessed through, our web site does not constitute part of this reoffer prospectus.

245,000 Shares of Common Stock

iCAD, Inc.

Reoffer Prospectus

February 4, 2015

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission” or “SEC”) hereby are incorporated by reference into this Registration Statement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the SEC on March 3, 2014;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2014 filed with the SEC on May 14, 2014;

•	Quarterly Report on Form 10-Q for the period ended June 30, 2014 filed with the SEC on August 14, 2014;

•	Quarterly Report on Form 10-Q for the period ended September 30, 2014 filed with the SEC on November 14, 2014;

•	Current Report on Form 8-K filed with the SEC on December 24, 2014; and

•	The description of our common stock contained in our Registration Statements on Form 8-A filed with the SEC and any amendments thereto.

All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that the Registrant has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Registrant files such report or document. Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that also is considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (“DGCL”), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The registrant’s certificate of incorporation, as amended, eliminates, to the fullest extent permitted by the DGCL, a director’s personal liability to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

In addition, the registrant’s by-laws provide that the registrant will indemnify its officers and directors to the full extent permitted by the laws of the State of Delaware and the employment agreements with the registrant’s executive officers and indemnification agreements between the registrant and its directors and certain of its officers provide that the registrant will indemnify them to the full extent provided by the General Corporation Law of the State of Delaware.

Item 7.	Exemption from Registration Claimed.

The securities that are to be reoffered or resold pursuant to this registration statement were issued pursuant to the Plan in transactions that were exempt from registration pursuant to Section 4(2) under the Securities Act.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	The iCAD, Inc. 2012 Stock Incentive Plan (incorporated by reference from Appendix B to the Registrant’s Schedule 14A filed with the Securities and Exchange Commission by the Registrant on April 9, 2012)

4.2	Amendment No. 1 to the iCAD, Inc. 2012 Stock Incentive Plan (incorporated by reference from Appendix A to the Registrant’s Schedule 14A filed with the Securities and Exchange Commission by the Registrant on April 2, 2014)

5	Opinion of Blank Rome LLP

23.1	Consent of BDO USA, LLP, Registered Public Accounting Firm

23.2	Consent of Blank Rome LLP (included in Exhibit 5)

24	Power of Attorney (included on the Signature Page of this Registration Statement)

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashua, State of New Hampshire, on February 4, 2015.

iCAD, Inc.

By:	/s/ Kenneth M. Ferry
Kenneth M. Ferry, Chief Executive Officer

Each person whose signature appears below authorizes each of Kenneth M. Ferry and Kevin C. Burns, or either of them acting individually, as his or her true and lawful attorney-in-fact, each with full power of substitution, to sign the Registration Statement on Form S-8 of iCAD, Inc., including any and all post-effective amendments, in the name and on behalf of each such person, individually and in each capacity stated below, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lawrence Howard	Chairman of the Board and Director	February 4, 2015
Lawrence Howard

/s/ Kenneth M. Ferry	President, Chief Executive Officer and Director	February 4, 2015
Kenneth M. Ferry	(Principal Executive Officer)

/s/ Kevin C. Burns	Executive Vice President, Chief Financial Officer, Chief	February 4, 2015
Kevin C. Burns	Operating Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Rachel Brem	Director	February 4, 2015
Rachel Brem

/s/ Anthony Ecock	Director	February 4, 2015
Anthony Ecock

/s/ Robert Goodman	Director	February 4, 2015
Robert Goodman

/s/ Steven Rappaport	Director	February 4, 2015
Steven Rappaport

/s/ Somu Subramaniam	Director	February 4, 2015
Somu Subramaniam

/s/ Elliot Sussman	Director	February 4, 2015
Elliot Sussman

Exhibit Index

Exhibit No.	Description

4.1	The iCAD, Inc. 2012 Stock Incentive Plan (incorporated by reference from Appendix B to the Registrant’s Schedule 14A filed with the Securities and Exchange Commission by the Registrant on April 9, 2012)

4.2

Amendment No. 1 to the iCAD, Inc. 2012 Stock Incentive Plan (incorporated by reference from Appendix A to the Registrant’s Schedule 14A filed with the Securities and Exchange Commission by the Registrant on April 2, 2014)

5	Opinion of Blank Rome LLP

23.1	Consent of BDO USA, LLP, Registered Public Accounting Firm

23.2	Consent of Blank Rome LLP (included in Exhibit 5)

24	Power of Attorney (included on the Signature Page of this Registration Statement)